Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Strong Second-Quarter Results; Raises EPS and Cash Flow Guidance

▪	GAAP EPS of $2.89 and core EPS (non-GAAP)* of $2.55 on solid execution across the company

▪	Strong operating cash flow of $5.0 billion; repurchased 13.6 million shares for $2.5 billion

▪	Revenue of $22.7 billion reflecting 226 commercial and defense aircraft deliveries and services

▪	Backlog grew to $482 billion, including $27 billion of net orders during the quarter

▪	Increased guidance for GAAP EPS $0.75 and core EPS (non-GAAP)* $0.60 on improved performance and tax

▪	Raised operating cash flow guidance by $1.5 billion and lowered capital expenditures guidance by $300 million

Table 1. Summary Financial Results	Second Quarter		First Half
(Dollars in Millions, except per share data)	2017	2016	2017	2016

Revenues	$22,739	$24,755	$43,715	$47,387

GAAP
Earnings/(Loss) From Operations	$2,535	($419)	$4,559	$1,369
Operating Margin	11.1%	(1.7)%	10.4%	2.9%
Net Earnings/(Loss)	$1,761	($234)	$3,212	$985
Earnings/(Loss) Per Share	$2.89	($0.37)	$5.22	$1.51
Operating Cash Flow	$4,950	$3,190	$7,044	$4,465
Non-GAAP*
Core Operating Earnings/(Loss)	$2,212	($488)	$3,921	$1,206
Core Operating Margin	9.7%	(2.0)%	9.0%	2.5%
Core Earnings/(Loss) Per Share	$2.55	($0.44)	$4.55	$1.35
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”
CHICAGO, July 26, 2017 – The Boeing Company [NYSE: BA] reported strong earnings and operating cash flow in the second quarter of 2017, driven by improved operating performance (Table 1). Second-quarter GAAP earnings per share increased to $2.89 and core earnings per share (non-GAAP)* increased to $2.55. Revenue was $22.7 billion, reflecting planned production rates and timing of commercial and defense aircraft deliveries.
For the full year, GAAP earnings per share guidance increased to between $11.10 and $11.30 from $10.35 and $10.55 and core earnings per share (non-GAAP)* guidance increased to between $9.80 and $10.00 from $9.20 and $9.40, primarily driven by improved performance across the company and a lower-than-expected tax rate. Operating cash flow guidance increased by $1.5 billion to $12.25 billion on solid execution and a cash tax benefit from accelerating pension funding in the third quarter of 2017. Additionally, capital expenditures guidance decreased by $300 million to $2.0 billion.

“Our teams are delivering better performance in every segment of the business, which is reflected in our strong second-quarter results and improved 2017 outlook,” said Chairman, President and Chief Executive Officer Dennis Muilenburg. “Our robust cash flow enabled us to return more value to shareholders, invest in future growth and in our people, including a plan to accelerate pension funding that also reduces risk and cyclicality in our business.”
“In the second quarter, we added to our large and diverse order backlog with key wins in commercial airplanes, defense, space and services, while achieving important milestones such as delivering the first 737 MAX airplane, flying the second production-ready T-X trainer aircraft, and conducting a successful Ground-based Midcourse Defense intercept test.”
“As we look to the second half of the year, our teams are focused on accelerating productivity, quality and safety improvements across the company, while completing key development efforts and delivering better capabilities and economics to our customers.”

Table 2. Cash Flow	Second Quarter		First Half
(Millions)	2017	2016	2017	2016
Operating Cash Flow	$4,950	$3,190	$7,044	$4,465
Less Additions to Property, Plant & Equipment	($439)	($671)	($905)	($1,419)
Free Cash Flow*	$4,511	$2,519	$6,139	$3,046
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”
Operating cash flow in the quarter of $5.0 billion was driven by strong operating performance and favorable timing of receipts and expenditures (Table 2). During the quarter, the company repurchased 13.6 million shares for $2.5 billion, leaving $9.0 billion remaining under the current repurchase authorization. The company also paid $0.9 billion in dividends in the quarter, reflecting a 30 percent increase in dividends per share compared to the same period of the prior year.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q2 17	Q1 17
Cash	$8.7	$8.2
Marketable Securities[1]	$1.6	$1.0
Total	$10.3	$9.2
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$7.8	$7.7
Boeing Capital, including intercompany loans	$3.0	$3.1
Total Consolidated Debt	$10.8	$10.8
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $10.3 billion, up from $9.2 billion at the beginning of the quarter (Table 3). Debt was $10.8 billion, unchanged from the beginning of the quarter.
Total company backlog at quarter-end was $482 billion, up from $480 billion at the beginning of the quarter, and included net orders for the quarter of $27 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Second Quarter			First Half
(Dollars in Millions)	2017	2016	Change	2017	2016	Change

Commercial Airplanes Deliveries	183	199	(8)%	352	375	(6)%

Revenues	$15,713	$17,456	(10)%	$30,018	$31,855	(6)%
Earnings/(Loss) from Operations	$1,567	($973)	NM	$2,782	$60	NM
Operating Margin	10.0%	(5.6)%	15.6 Pts	9.3%	0.2%	9.1 Pts
Commercial Airplanes second-quarter revenue was $15.7 billion on planned production rates and timing of deliveries (Table 4). Second-quarter operating margin was 10.0 percent, reflecting solid execution.
During the quarter, Commercial Airplanes delivered the first 737 MAX 8 aircraft and announced the launch of the 737 MAX 10. Demand continues to be healthy with 571 incremental orders and commitments announced at the Paris Air Show, including 56 for widebody aircraft and 361 for the launch of the 737 MAX 10. Also at the Paris Air Show, a number of commercial service agreements were announced that provide further growth opportunity for Boeing Global Services.
Commercial Airplanes booked 183 net orders during the quarter. Backlog remains robust with more than 5,700 airplanes valued at $424 billion.
Defense, Space & Security

Table 5. Defense, Space & Security	Second Quarter			First Half
(Dollars in Millions)	2017	2016	Change	2017	2016	Change
Revenues
Boeing Military Aircraft	$2,904	$2,979	(3)%	$5,540	$6,638	(17)%
Network & Space Systems	$1,674	$1,810	(8)%	$3,238	$3,545	(9)%
Global Services & Support	$2,308	$2,385	(3)%	$4,640	$4,947	(6)%
Total BDS Revenues	$6,886	$7,174	(4)%	$13,418	$15,130	(11)%
Earnings from Operations
Boeing Military Aircraft	$382	$175	NM	$703	$509	NM
Network & Space Systems	$152	$153	(1)%	$250	$301	(17)%
Global Services & Support	$356	$265	34%	$674	$605	11%
Total BDS Earnings from Operations	$890	$593	50%	$1,627	$1,415	15%
Operating Margin	12.9%	8.3%	4.6 Pts	12.1%	9.4%	2.7 Pts
Defense, Space & Security second-quarter revenue was $6.9 billion (Table 5). Second-quarter operating margin increased to 12.9 percent, reflecting increased productivity in all three segments.
Boeing Military Aircraft (BMA) second-quarter revenue was $2.9 billion, reflecting lower planned C-17 deliveries, and operating margin increased to 13.2 percent on improved performance. During the quarter, BMA was awarded a contract for the remanufacture of 38 AH-64E Apache helicopters for the United Kingdom, and the second production-ready T-X aircraft completed first flight.

Network & Space Systems (N&SS) second-quarter revenue was $1.7 billion, reflecting timing of satellite volume. Operating margin increased to 9.1 percent reflecting improved performance. During the quarter, N&SS was awarded a contract from the Missile Defense Agency for Redesigned Kill Vehicle Development.
Global Services & Support (GS&S) second-quarter revenue was $2.3 billion, reflecting timing of contracts. Operating margin increased to 15.4 percent reflecting strong performance. During the quarter, GS&S was awarded a contract from the Defense Logistics Agency to support the F-15 fleet, which will be carried out by Boeing Global Services.
Backlog at Defense, Space & Security was $58 billion, of which 37 percent represents orders from international customers.
Additional Financial Information

Table 6. Additional Financial Information	Second Quarter		First Half
(Dollars in Millions)	2017	2016	2017	2016
Revenues
Boeing Capital	$72	$84	$164	$148
Unallocated items, eliminations and other	$68	$41	$115	$254
Earnings from Operations
Boeing Capital	$25	$18	$64	$23
Unallocated pension/postretirement	$323	$69	$638	$163
Other unallocated items and eliminations	($270)	($126)	($552)	($292)
Other income, net	$27	$13	$49	$39
Interest and debt expense	($93)	($73)	($180)	($146)
Effective tax rate	28.7%	51.1%	27.5%	21.9%
At quarter-end, Boeing Capital's net portfolio balance was $3.9 billion. Total pension expense for the second quarter was $100 million, down from $463 million in the same period of the prior year. Other unallocated items and eliminations earnings decreased primarily due to timing of expense allocations. The effective tax rate for the second quarter was 28.7 percent reflecting higher-than-expected tax benefits related to share-based compensation.
Accelerated Pension Funding
In addition to the $500 million pension contribution originally planned for 2017, the company will accelerate approximately four years of pension funding by making a discretionary contribution of $3.5 billion of Boeing common shares in the third quarter of this year. Subsequently, the company expects to utilize its strong cash position and increase its 2017 planned share repurchases by $3.5 billion to a total of approximately $10 billion for the full year. It is expected that this contribution will nearly eliminate all future mandatory pension funding through 2021 based on existing assumptions for asset returns and discount rates. “Over the past several years, we have taken meaningful actions to retire risk and reduce cyclicality, and today’s actions are another step forward,” said Greg Smith, Chief Financial Officer and Executive Vice President of Enterprise Performance & Strategy.
The company expects approximately $700 million cash tax savings from the accelerated pension funding in 2017, which is reflected in the updated cash flow guidance. Boeing continues to anticipate cash flows to grow annually through the end of the decade and remains committed to returning free cash flow to shareholders.

Outlook
The company’s 2017 updated guidance (Table 7) reflects the impact of improved performance across the company and a lower-than-expected tax rate.

Table 7. 2017 Financial Outlook	Current	Prior
(Dollars in Billions, except per share data)	Guidance	Guidance

The Boeing Company
Revenue	$90.5 - 92.5	$90.5 - 92.5

GAAP Earnings Per Share	$11.10 - 11.30	$10.35 - 10.55
Core Earnings Per Share*	$9.80 - 10.00	$9.20 - 9.40

Operating Cash Flow	~$12.25	~$10.75

Commercial Airplanes
Deliveries	760 - 765	760 - 765
Revenue	$62.5 - 63.5	$62.5 - 63.5
Operating Margin	>10.0%	9.5% - 10.0

Defense, Space & Security
Revenue
Boeing Military Aircraft	~$11.5	~$11.5
Network & Space Systems	~$7.0	~$7.0
Global Services & Support	~$10.0	~$10.0

Total BDS Revenue	$28.0 - 29.0	$28.0 - 29.0

Operating Margin
Boeing Military Aircraft	>12.0%	~12.0%
Network & Space Systems	~8.0%	~9.0%
Global Services & Support	>13.5%	>12.5%

Total BDS Operating Margin	>11.5%	~11.5%

Boeing Capital
Portfolio Size	Stable	Stable
Revenue	~$0.3	~$0.3
Pre-Tax Earnings	~$0.08	~$0.05

Research & Development	~ $3.6	~ $3.6
Capital Expenditures	~ $2.0	~ $2.3
Pension Expense [1]	~ $0.6	~ $0.7
Effective Tax Rate	~ 29.0%	~ 31.0%
1 Approximately ($1.0) billion is expected to be recorded in unallocated items and eliminations
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under Generally Accepted Accounting Principles in the United States of America (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings/(Loss), Core Operating Margin and Core Earnings/(Loss) Per Share
Core operating earnings/(loss) is defined as GAAP earnings/(loss) from operations excluding unallocated pension and other postretirement benefit expense. Core operating margin is defined as core operating earnings/(loss) expressed as a percentage of revenue. Core earnings/(loss) per share is defined as GAAP diluted earnings/(loss) per share excluding the net earnings per share impact of unallocated pension and other postretirement benefit expense. Unallocated pension and other postretirement benefit expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Pension costs, comprising service and prior service costs computed in accordance with GAAP are allocated to Commercial Airplanes. Pension costs allocated to BDS segments are computed in accordance with U.S. Government Cost Accounting Standards (CAS), which employ different actuarial assumptions and accounting conventions than GAAP. CAS costs are allocable to government contracts. Other postretirement benefit costs are allocated to all business segments based on CAS, which is generally based on benefits paid. Management uses core operating earnings/(loss), core operating margin and core earnings/(loss) per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 13.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow without capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions generally identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Ben Hackman (312) 544-2140
Communications:	Bernard Choi (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions, except per share data)	2017	2016	2017	2016
Sales of products	$38,659	$42,069	$20,147	$22,184
Sales of services	5,056	5,318	2,592	2,571
Total revenues	43,715	47,387	22,739	24,755

Cost of products	(31,806)	(37,210)	(16,443)	(20,265)
Cost of services	(3,820)	(4,180)	(1,932)	(2,044)
Boeing Capital interest expense	(26)	(32)	(13)	(16)
Total costs and expenses	(35,652)	(41,422)	(18,388)	(22,325)
	8,063	5,965	4,351	2,430
Income from operating investments, net	120	151	39	97
General and administrative expense	(1,973)	(1,694)	(1,040)	(806)
Research and development expense, net	(1,651)	(3,044)	(813)	(2,127)
Loss on dispositions, net		(9)	(2)	(13)
Earnings/(loss) from operations	4,559	1,369	2,535	(419)
Other income, net	49	39	27	13
Interest and debt expense	(180)	(146)	(93)	(73)
Earnings/(loss) before income taxes	4,428	1,262	2,469	(479)
Income tax (expense)/benefit	(1,216)	(277)	(708)	245
Net earnings/(loss)	$3,212	$985	$1,761	($234)

Basic earnings/(loss) per share	$5.28	$1.52	$2.93	($0.37)

Diluted earnings/(loss) per share	$5.22	$1.51	$2.89	($0.37)

Cash dividends paid per share	$2.84	$2.18	$1.42	$1.09

Weighted average diluted shares (millions)	615.3	654.9	609.6	636.3

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	June 30 2017	December 31 2016
Assets
Cash and cash equivalents	$8,737	$8,801
Short-term and other investments	1,589	1,228
Accounts receivable, net	9,503	8,832
Current portion of customer financing, net	549	428
Inventories, net of advances and progress billings	42,453	43,199
Total current assets	62,831	62,488
Customer financing, net	3,398	3,773
Property, plant and equipment, net of accumulated depreciation of $17,380 and $16,883	12,820	12,807
Goodwill	5,347	5,324
Acquired intangible assets, net	2,567	2,540
Deferred income taxes	325	332
Investments	1,278	1,317
Other assets, net of accumulated amortization of $484 and $497	1,470	1,416
Total assets	$90,036	$89,997
Liabilities and equity
Accounts payable	$12,093	$11,190
Accrued liabilities	14,294	14,691
Advances and billings in excess of related costs	25,802	23,869
Short-term debt and current portion of long-term debt	720	384
Total current liabilities	52,909	50,134
Deferred income taxes	1,415	1,338
Accrued retiree health care	5,856	5,916
Accrued pension plan liability, net	19,651	19,943
Other long-term liabilities	2,128	2,221
Long-term debt	10,055	9,568
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,644	4,762
Treasury stock, at cost - 419,062,607 and 395,109,568 shares	(40,730)	(36,097)
Retained earnings	42,222	40,714
Accumulated other comprehensive loss	(13,234)	(13,623)
Total shareholders’ equity	(2,037)	817
Noncontrolling interests	59	60
Total equity	(1,978)	877
Total liabilities and equity	$90,036	$89,997

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30
(Dollars in millions)	2017	2016
Cash flows – operating activities:
Net earnings	$3,212	$985
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	98	97
Depreciation and amortization	965	890
Investment/asset impairment charges, net	46	50
Customer financing valuation expense/(benefit)	5	(4)
Loss on dispositions, net		9
Other charges and credits, net	129	141
Changes in assets and liabilities –
Accounts receivable	(912)	(503)
Inventories, net of advances and progress billings	877	3,004
Accounts payable	419	1,221
Accrued liabilities	(680)	(269)
Advances and billings in excess of related costs	1,934	(954)
Income taxes receivable, payable and deferred	712	(494)
Other long-term liabilities	(18)	(103)
Pension and other postretirement plans	13	181
Customer financing, net	343	275
Other	(99)	(61)
Net cash provided by operating activities	7,044	4,465
Cash flows – investing activities:
Property, plant and equipment additions	(905)	(1,419)
Property, plant and equipment reductions	25	13
Contributions to investments	(1,820)	(657)
Proceeds from investments	1,441	705
Purchase of distribution rights	(131)
Other	4	8
Net cash used by investing activities	(1,386)	(1,350)
Cash flows – financing activities:
New borrowings	874	1,323
Debt repayments	(56)	(267)
Repayments of distribution rights and other asset financing		(24)
Stock options exercised	240	147
Employee taxes on certain share-based payment arrangements	(112)	(79)
Common shares repurchased	(5,000)	(5,501)
Dividends paid	(1,720)	(1,408)
Net cash used by financing activities	(5,774)	(5,809)
Effect of exchange rate changes on cash and cash equivalents	52	(3)
Net decrease in cash and cash equivalents	(64)	(2,697)
Cash and cash equivalents at beginning of year	8,801	11,302
Cash and cash equivalents at end of period	$8,737	$8,605

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions)	2017	2016	2017	2016
Revenues:
Commercial Airplanes	$30,018	$31,855	$15,713	$17,456
Defense, Space & Security:
Boeing Military Aircraft	5,540	6,638	2,904	2,979
Network & Space Systems	3,238	3,545	1,674	1,810
Global Services & Support	4,640	4,947	2,308	2,385
Total Defense, Space & Security	13,418	15,130	6,886	7,174
Boeing Capital	164	148	72	84
Unallocated items, eliminations and other	115	254	68	41
Total revenues	$43,715	$47,387	$22,739	$24,755
Earnings/(loss) from operations:
Commercial Airplanes	$2,782	$60	$1,567	($973)
Defense, Space & Security:
Boeing Military Aircraft	703	509	382	175
Network & Space Systems	250	301	152	153
Global Services & Support	674	605	356	265
Total Defense, Space & Security	1,627	1,415	890	593
Boeing Capital	64	23	25	18
Segment operating profit	4,473	1,498	2,482	(362)
Unallocated items, eliminations and other	86	(129)	53	(57)
Earnings/(loss) from operations	4,559	1,369	2,535	(419)
Other income, net	49	39	27	13
Interest and debt expense	(180)	(146)	(93)	(73)
Earnings/(loss) before income taxes	4,428	1,262	2,469	(479)
Income tax (expense)/benefit	(1,216)	(277)	(708)	245
Net earnings/(loss)	$3,212	$985	$1,761	($234)

Research and development expense, net:
Commercial Airplanes	$1,238	$2,548	$602	$1,877
Defense, Space & Security	435	521	222	263
Other	(22)	(25)	(11)	(13)
Total research and development expense, net	$1,651	$3,044	$813	$2,127

Unallocated items, eliminations and other
Share-based plans	($46)	($41)	($25)	($18)
Deferred compensation	(96)	(5)	(46)	(21)
Amortization of previously capitalized interest	(51)	(48)	(20)	(18)
Eliminations and other unallocated items	(359)	(198)	(179)	(69)
Sub-total (included in core operating earnings)	(552)	(292)	(270)	(126)
Pension	533	79	278	34
Postretirement	105	84	45	35
Total unallocated items, eliminations and other	$86	($129)	$53	($57)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Six months ended June 30			Three months ended June 30
Commercial Airplanes	2017		2016	2017	2016
737	236		248	123	127
747	4	(1)	3	3	2
767	5		5	3	4
777	42		51	21	28
787	65		68	33	38
Total	352		375	183	199
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
AH-64 Apache (New)	5		15	2	8
AH-64 Apache (Remanufactured)	28		18	15	7
C-17 Globemaster III			4		1
CH-47 Chinook (New)	4		10	1	7
CH-47 Chinook (Renewed)	19		16	10	7
F-15 Models	7		7	4	3
F/A-18 Models	12		14	6	6
P-8 Models	9		9	5	5

Network & Space Systems
Commercial and Civil Satellites	3		1	2
Military Satellites			1		1

Contractual backlog (Dollars in billions)	June 30 2017	March 31 2017	December 31 2016
Commercial Airplanes	$423.4	$415.1	$416.2
Defense, Space & Security:
Boeing Military Aircraft	22.4	23.4	21.4
Network & Space Systems	4.5	6.0	5.1
Global Services & Support	17.3	17.0	15.6
Total Defense, Space & Security	44.2	46.4	42.1
Total contractual backlog	$467.6	$461.5	$458.3
Unobligated backlog	$14.6	$18.0	$15.2
Total backlog	$482.2	$479.5	$473.5
Workforce	144,000	147,000	150,500

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings/(loss), core operating margin, and core earnings/(loss) per share with the most directly comparable GAAP financial measures, earnings from operations/(loss), operating margin, and diluted earnings/(loss) per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	Second Quarter		First Half		Guidance
	2017	2016	2017	2016	2017
Revenues	$22,739	$24,755	$43,715	$47,387

GAAP Earnings/(Loss) From Operations	$2,535	($419)	$4,559	$1,369

Unallocated Pension Income	($278)	($34)	($533)	($79)
Unallocated Other Postretirement Benefit Income	($45)	($35)	($105)	($84)
Unallocated Pension and Other Postretirement Benefit Income	($323)	($69)	($638)	($163)	~($1,220)
Core Operating Earnings/(Loss) (non-GAAP)	$2,212	($488)	$3,921	$1,206

GAAP Diluted Earnings/(Loss) Per Share	$2.89	($0.37)	$5.22	$1.51	$11.10 - $11.30
Unallocated Pension Income	($0.46)	($0.05)	($0.86)	($0.12)
Unallocated Postretirement Benefit Income	($0.07)	($0.06)	($0.17)	($0.13)	($1.30)
Provision for deferred income taxes on adjustments (1)	$0.19	$0.04	$0.36	$0.09
Core Earnings/(Loss) Per Share (non-GAAP)	$2.55	($0.44)	$4.55	$1.35	$9.80 - $10.00

Weighted Average Diluted Shares (millions)	609.6	636.3	615.3	654.9	~ 610

(1) The income tax impact is calculated using the tax rate in effect for the non-GAAP adjustments.